UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 24, 2008

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3020 Old Ranch Parkway, Suite 200 Seal Beach, California		90740
(Address of Principal Executive Offices)		Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement.

On September 24, 2008, we entered into a subscription agreement with Boone Pickens Interests, Ltd. pursuant to which we issued and sold to such entity a total of 319,488 shares of our common stock at a purchase price of $15.65 per share, the closing price of our common stock on the Nasdaq Global Market on such date, for an aggregate purchase price of approximately $5.0 million.

Boone Pickens Interests, Ltd. is a limited partnership, the limited partner interest in which is owned collectively by certain trusts for the benefit of various family members and other individuals.  Boone Pickens, a director of our company and our largest stockholder, is the settlor of such trusts.  Accordingly, the subscription agreement and related transactions were reviewed and approved by our audit committee in accordance with Nasdaq Marketplace Rule 4350(h) and the charter of the audit committee; and as the audit committee is composed solely of three “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended, the purchase of shares is exempt from Section 16(b) of the Exchange Act.

A copy of the subscription agreement is filed as Exhibit 99.1 to this report and is incorporated herein by reference.  The summary description of the document set forth above does not purport to be complete and is qualified in its entirety by reference to such document.

Item 3.02.              Unregistered Sales of Equity Securities.

See disclosure in Item 1.01 above.  The shares of common stock issued to Boone Pickens Interests, Ltd. were offered and sold without registration under the Securities Act of 1933, as amended, to an accredited investor in reliance upon the exemption provided by Rule 506 of Regulation D thereunder.  An appropriate legend will be placed on the shares.

This current report on Form 8-K is neither an offer to sell, nor a solicitation of an offer to buy, any of the securities described herein.  This portion of the report is being filed pursuant to and in accordance with Rule 135c under the Securities Act.

Item 9.01.              Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit 99.1	Subscription Agreement dated September 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2008	Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
		Name:	Richard R. Wheeler
		Title:	Chief Financial Officer